Target Funds

NSAR Exhibit SUB-ITEM 77(J)

For fiscal year ended

7/31/00




Reclassification of Capital Accounts:     The Fund accounts for and
reports distributions to shareholders in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-2:
Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gain, and Return of Capital Distributions by Investment Companies. For the period ended July 31, 2000, the application of this statement resulted in the following reclassifications:


						Undistributed
	Accumulated	      Paid-in
						      Net
Net 		    Capital in
						Investment
Realized	    excess of
Fund				Ref.		   Income
	Gain/Loss	         par
Large Capitalization Growth..	(b),(c)		$1,987,450
	$       - 		$(1,987,450)
Large Capitalization Value.	(b)		       58,462
- 	              	       (58,462)
Small Capitalization Growth.	(b),(c)		     341,952
(295,728)	       (46,224)
Small Capitalization Value...	(b),(c)		     170,028
(125,554)	       (44,474)
International Equity.....	(a),(b),(c)	       18,990
95,737 	     (114,727)
Total Return Bond......	(a),(b),(d)	       18,968
37,098 	       (56,066)
_____________________________

(a) Reclass of net foreign currency gains/losses.

(b) Expenses not deductible for tax purposes.

(c) Reclass of net operating loss.

(d) Reclass of dividends in excess of net investment income.


         Net investment income, net realized gains and net assets were not affected by this change.